Exhibit 10.1 Master Agreement

MASTER AGREEMENT

This Master Agreement (the “Agreement”) is made and entered as of June 22, 2011 by and between AudioEye Acquisition Corp., a Nevada corporation (“AEAC”) and CMG Holdings Group, Inc., a Nevada corporation (“CMGO”).  Each of AEAC and CMGO is sometimes referred to herein as a “Party” and together, as “Parties.”  Capitalized terms used and not otherwise defined herein have the meanings set forth in Article I.

RECITALS

A.           Pursuant to that certain Purchase Agreement dated as of March 31, 2010 (the “Purchase Agreement”) between CMGO and the former stockholders (the “AE Sellers”) of AudioEye, Inc. (“AE”), the AE Sellers transferred to CMGO all of their equity interest in AE subject to rights (the “Rights”) retained by the AE Sellers to receive cash from the exploitation of the technology of AE as more fully described in the Purchase Agreement.

B.           CMGO has outstanding 13% Senior Secured Convertible Extendable Notes due 2011 (the “Notes”) with a current aggregate principal balance of $1,075,000.

C.           CMGO, as the parent of AE, has been and believes that it will continue to be unable to raise sufficient working capital to fully exploit and grow the business of AE because of, inter alia, the Rights and the Notes.

D.           Accordingly, the directors of CMGO have concluded that it will be in the best interests of the shareholders of CMGO to enter into a share exchange agreement with the shareholders of AEAC pursuant to which the shareholders of AEAC will acquire 80% of AE and CMGO will distribute to its shareholders, in the form of a dividend, 5% of the capital stock of AE in accordance with provisions of this Agreement because CMGO believes that such a distribution, when combined with the other transactions contemplated hereby, will allow AE to raise capital and grow its business in such manner as it no longer can as a subsidiary of CMGO, thus generating increased value for CMGO’s stockholders.

NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration, intending to be legally bound, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions.  The following terms shall, when used in this Agreement, have the following meanings:

“Affiliate” means, with respect to any Person: (i) any Person directly or indirectly owning, controlling or holding with power to vote ten percent (10%) or more of the outstanding voting securities of such other Person (other than passive or institutional investors); (ii) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; and (iv) any officer, director or partner of such other Person. “Control” for the foregoing purposes shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in California or Nevada are required or authorized to be closed.

“Closing” shall have the meaning set forth in Section 2.1 of this Agreement.

“Closing Date” shall have the meaning set forth in Section 2.1 of this Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral Documents” mean the Sharing Agreement, the Consulting Agreement, the Release, the Share Exchange Agreement, all of the Exhibits to this Agreement, and any other documents, instruments and certificates to be executed and delivered by the Parties hereunder or thereunder.

“Consulting Agreement” shall have the meaning set forth in Section 2.3.

“Contract” means any agreement, contract, note, loan, evidence of indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, covenant not to compete, license, instrument, commitment, obligation, promise or undertaking (whether written or oral and whether express or implied).

“Employee Plans” means all Benefit Arrangements, Pension Plans and Welfare Plans.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with AE or AEAC, as applicable, would be deemed a single employer for purposes of Section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code.

“Family Member” means, with respect to any individual (i) the individual, (ii) the individual’s spouse, (iii) any other natural Person who is related to the individual or the individual’s spouse within the second degree (including adopted children) and (iv) any other natural Person who resides with such individual.

“GAAP” means U.S. generally accepted accounting principles consistently applied, as in effect from time to time.

“Intellectual Property” means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, utility models and utility model rights, copyrights, mask work rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, industrial models, processes, designs, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, the information set forth in manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, utility models, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing.

“Laws” means any statute, ordinance, law, rule, regulation, code, injunction, judgment, order, decree, ruling, or other requirement enacted, adopted or applied by any Regulatory Authority, including judicial decisions applying common law or interpreting any other Law.

“Legal Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Regulatory Authority or arbitrator.

“Liabilities” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether known or unknown, accrued, absolute, contingent, matured, unmatured, liquidated or unliquidated or otherwise.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, security interest, security agreement, conditional sale or other title retention agreement, limitation, option, assessment, restrictive agreement, restriction, adverse interest, restriction on transfer or exception to or material defect in title or other ownership interest (including but not limited to restrictive covenants, leases and licenses).

“Losses” means any claim, liability, obligation, loss, damage, assessment, penalty, judgment, settlement, cost and expense, including costs attributable to the loss of the use of funds to the date on which a payment is made with respect to a matter of indemnification under Article 7 hereof, and including reasonable attorneys’ and accountants’ fees and disbursements incurred in investigating, preparing, defending against or prosecuting any claim.

“Material Adverse Effect” or “Material Adverse Change” with respect to a Person means a material adverse effect on (i) the assets, liabilities, condition (financial or otherwise), properties, business or prospectus of such Person, (ii) the validity, binding effect or enforceability of this Agreement or any of the Collateral Documents against such Person or (iii) the ability of such Person to perform its obligations under this Agreement or any of the Collateral Documents.

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 3(37) of ERISA.

“Order” means any writ, judgment, decree, ruling, injunction or similar order of any Regulatory Authority (in each such case whether preliminary or final).

“Ordinary Course of Business” or “ordinary course” or any similar phrase means the usual and ordinary course of business of a Party, consistent with its past custom and practice.

“Organizational Documents” shall mean (a) the articles or certificate of incorporation, all certificates of determination and designation, and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of any other Person; and (f) any amendment to any of the foregoing.

“Party” or “Parties” shall have the meaning set forth in the preamble to this Agreement.

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which a Person or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or has maintained, administered, contributed to or was required to contribute to, or under which such Person or any ERISA Affiliate may incur any liability.

“Permit” means any license, franchise, certificate, declaration, waiver, exemption, variance, permit, consent, approval, registration, authorization, qualification or similar right granted by a Regulatory Authority.

“Person” means any natural person, individual, firm, corporation, including a non-profit corporation, partnership, trust, unincorporated organization, association, limited liability company, labor union, Regulatory Authority or other entity.

“Proxy Statement” has the meaning set forth in Section 5.1 of this Agreement.

“Regulatory Authority” means: any (i) federal, state, local, municipal or foreign government; (ii) governmental or quasi-governmental authority of any nature (including without limitation any governmental agency, branch, department, official, instrumentality or entity and any court or other tribunal); (iii) multi-national organization or body; or (iv) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulation or taxing authority or power of any nature.

“Release” shall have the meaning set forth in Section 2.2.4.

“Retained Shares” shall have the meaning set forth in Section 2.2.5 of this Agreement.

“Retained Shares Agreement” shall have the meaning set forth in Section 2.2.6 of this Agreement.

 “Representatives” shall have the meaning set forth in Section 5.9 of this Agreement.

“SEC” means the Securities and Exchange Commission or any Regulatory Authority that succeeds to its functions.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Share Exchange” shall have the meaning set forth in Section 2.2.5.

“Share Exchange Agreement” shall have the meaning set forth in Section 2.2.5.

“Sharing Agreement” shall have the meaning set forth in Section 2.2.2.

“Spin-Off” has the meaning set forth in Section 2.2.1.

“Spin-Off Shares” has the meaning in Section 2.2.1.

“Subsidiary” has the meaning set forth in Section 3.1.

“Tax Returns” means all federal, state, local, provincial and foreign tax returns, declarations, reports, claims, schedules and forms for refund or credit or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means any U.S. or non U.S. federal, state, provincial, local or foreign (i) income, corporation gross income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, intangible property, recording, occupancy, sales, use, transfer, registration, value added minimum, ad valorem or excise tax, estimated or other tax of any kind whatsoever, including any interest, additions to tax, penalties, fees, deficiencies, assessments, additions or other charges of any nature with respect thereto, whether disputed or not; and (ii) any liability for the payment of any amount of the type described in (i) above.

“Transactions” has the meaning set forth in Section 3.2.

“Treasury Regulations” means regulations promulgated by the U.S. Treasury Department under the Code.

“Welfare Plan” means any “employee welfare benefit plan” as defined in Section 3(1) of ERISA which a Person or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which such Person or any ERISA Affiliate may incur any Liability.

ARTICLE II

TRANSACTIONS

2.1 Closing.  Subject to the terms and conditions of this Agreement, the closing of the transactions described in Section 2.2 (the “Transactions”) will take place at the offices of TroyGould PC located at 1801 Century Park East, 16th Floor, Los Angeles, California 90067, or at such other place as the Parties mutually agree, at 10:00 a.m. local time on the second Business Day after the day on which the last of the closing conditions set forth in Article 6 below has been satisfied or waived, or such other date as the Parties mutually agree upon in writing (the “Closing Date”).

2.2 At the Closing, the following transactions will take place.

2.2.1 Spin-Off.  CMGO will spin off 5% of the outstanding capital stock of AE to its stockholders, pro rata in proportion to their holdings in CMGO of the Closing Date (the “Spin Off”).  The shares of AE to be received by the AE shareholders are hereinafter referred to as the “Spin-Off Shares”.

2.2.2 Sharing Agreement.  AE will enter into an agreement with CMGO (the “Sharing Agreement”) pursuant to which AE shall pay to CMGO 10% of cash received from income earned, settlements or judgments directly resulting from AE’s patent enforcement and licensing strategy whether received by AE or any affiliate of AE, net of any direct costs or tax implications incurred in pursuit of such strategy pertaining to the following patents:  (1) United States Patent Number #7,653,544 and all continuations/continuations in-part, and (2) Patent Application:  Application Number 11/682843 (and all continuations and continuations in part). For purposes of this section, attorneys fees and costs incurred by AE in pursuit of its patent strategy shall not be deemed “direct costs” other than as incurred in obtaining settlements or judgments as a result of patent enforcement. The quarterly amount due as determined pursuant to this Section 2.2.2 is referred to as the “Shared Payment.”

A.	Reports, Books and Records; Audit; Late Payments and Taxes.

A.1           Reports. Within thirty (30) days after the last day of each quarter subsequent to the Closing Date, AE shall submit to CMGO written statement (the “Quarterly Reporting Statement”) detailing with respect to the preceding quarterly period the calculation of and the amount of the Shared Payment.

A.2           Adjustments.  If AE has to reverse a previously recognized Shared Payment reported under a previous Quarterly Reporting Statement, AE can claim credit on a subsequent Quarterly Reporting Statement for the same quarter it reverses the previously recognized Shared Payment.  Such credit will not exceed the amount to be paid in the then-current quarter, but the unused credit may be carried over to succeeding quarters within the same contract year.

A.3           Payment Timing.  AE shall pay CMGO, on a quarterly basis, the amounts reported in the Quarterly Reporting Statement for such quarter not later than thirty (30) days after the end of such quarter.

A.4           Books and Records. AE shall maintain appropriate books of account and records with respect to the Shared Payment in accordance with generally accepted accounting principles and shall make complete and accurate entries concerning all transactions relevant to this Agreement. All such books of account and records shall be kept available by AE for no less than three (3) years after the end of each calendar year, or, in the event of a dispute between the parties involving in any way those books of accounts and records, until such time as the dispute will have been resolve, whichever is later.

A.5           Audit. CMGO shall have the right during the Term and for a period of three (3) years after the end of the calendar year, or, in the event of a dispute concerning the accuracy and/or correctness of a Quarterly Reporting Statement or any other payment made under this Agreement, until the dispute is resolved, whichever is later, through an independent public accountant or other qualified expert selected by CMGO and reasonably acceptable to AE, to inspect and examine AE’s relevant books of accounts and records, server log files and other documents (including, without limitation, vouchers, records, purchase orders, sales orders, re-orders, agreements and technical information) relating to the subject matter of this Agreement. Such inspection and examination shall be done to confirm that appropriate payments have been under this Agreement. Any such audit shall take place upon reasonable prior written notice to AE and during AE’s regular business hours. Except as set forth in Section A.6, the cost of such audit shall be borne by CMGO.

A.6           Late Payments. CMGO shall be entitled to charge, and AE shall pay, interest on any overdue amounts under this Agreement at the rate of one percent (1%) per month (or part thereof), or at such lower rate as may be the maximum rate allowed under applicable law. In the event that an audit reveals any undisputed underpayment, AE shall, within thirty (30) days after written notice from CMGO, make up for such underpayment by paying the difference between amounts the audits reveals and the amounts AE actually paid, together with such interest on such difference. If the underpayment is more than ten percent (10%), AE shall pay the reasonable cost of the audit.  If any amount is overdue by more than ninety (90) days, in addition to any other remedies CMGO may have under this Agreement, CMGO may turn over the right to collect such overdue amounts to a collection agency. AE shall be responsible for any reasonable costs incurred by CMGO or such collection agency in collecting any amount that is overdue by more than ninety (90) days including, but not limited to, reasonable attorney’s fees.

2.2.3 Consulting Agreement.  AE will enter into a consulting agreement with CMGO (the “Consulting Agreement”) whereby CMGO will receive a commission of not less than 7.5% of all revenues received by AE after the Closing Date from all business, clients or other sources of revenue procured by CMGO or its employees, officers or subsidiaries and directed to AE and 10% of net revenues obtained from Google. Within ninety (90) days of the Closing Date hereof, AE shall deliver to CMGO capital shares of AE equal to 0.05% of the issued and outstanding shares of AE as of the Closing Date as an initial consulting fee.

2.2.4 Release of Notes.  AE will arrange the release of the obligations of CMGO under the Notes pursuant to a novation or other form of release of such obligation (the “Release”). The Release will include a termination of any security interest on any post Spin Off assets of CMGO. A satisfaction of said obligation as to CMGO and a UCC III release of security interest and encumbrance as to any post spin off assets of CMGO will be delivered to CMGO at the Closing.

2.2.5 Share Exchange.  Pursuant to a Share Exchange Agreement (the “Share Exchange Agreement”), AEAC will effectuate a tax-free share exchange (the “Share Exchange”) with AE, at the conclusion of which (and giving effect to the Spin Off) AEAC would be a wholly owned subsidiary of AE, CMGO would retain fifteen percent (15%) of AE’s outstanding capital stock (the “Retained Shares”), the CMGO shareholders will own 5% of AE’s outstanding capital stock pursuant to the Spin Off, and the AEAC stockholders as of the Closing Date would own eighty percent (80%) percent of AE’s outstanding capital stock.

2.2.6 Retained Shares Agreement.  Pursuant to an agreement between CMGO and AE (the “Retained Shares Agreement”), CMGO will agree for a period of three years from the Closing Date with respect to the Retained Shares as follows:

(a) To grant to AE the first right of refusal with respect to the sale, transfer or other disposition of any of the Retained Shares;

(b) Not to sell the Retained Shares in the market in an amount which exceeds for any trading day 10% of the average daily trading volume for the previous seven trading days; and

(c) Not to engage in any short sale of the Retained Shares.

In connection with any sale, transfer, encumbrance or other disposition of the Retained Shares to a third party outside the market, CMGO shall be required to obtain the agreement from any such person that such person will take the Retained Shares subject to the provisions of the Retained Shares Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CMGO

CMGO represents and warrants to AEAC that the statements contained in this Article 3 are true, complete and correct as of the date of this Agreement and will be correct and complete as of the Closing Date (and as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date and except for changes contemplated or permitted by this Agreement); except as the same may be qualified or limited by the CMGO Disclosure Schedules attached hereto. The above notwithstanding, the parties hereto recognize and acknowledge that CMGO, although the sole shareholder of AE, has and has had no involvement in the day to day operation of the business or other activities of AE as all such activities were conducted by AE’s officers, staff and management team. To the extent that any of the representations and warranties made herein are shown to be inaccurate or untrue and the officers, staff or management team of AE knew or had reason to know of the inaccuracy or untruthfulness of said representations and warranties then CMGO and its staff, officers and directors shall have no responsibility or liability for any such inaccurate or untrue representations or warranties.

3.1 Organization and Qualification; Subsidiaries.

(a) AE is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite power and authority to carry on its business as now being conducted, which such jurisdictions are set forth on Schedule 3.1(a) of the CMGO Disclosure Schedules.

(b) AE is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) has not had and would not reasonably be expected to have a Material Adverse Effect on AE.

(c) CMGO has delivered to AEAC complete and correct copies of AE’s Organizational Documents as amended to the date hereof.  All of the outstanding shares of capital stock or other ownership interests of AE have been validly issued and are fully paid and nonassessable in each case free and clear of all Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities Laws.

(d) AE does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.  One hundred percent (100%) of the capital stock of AE is owned by CMGO.

3.2 Authorization; Enforceability.  CMGO has the requisite power and authority, and has taken all action necessary, to execute, deliver and perform its or his obligations under this Agreement and any Collateral Documents to which it is or will be a party and each other agreement, document, instrument or certificate contemplated by this Agreement and/or any Collateral Documents or to be executed by CMGO in connection with the consummation of the Transactions and, subject to the approval of the stockholders of CMGO, to consummate the Transactions.  The execution and delivery by CMGO of this Agreement and any applicable Collateral Documents to which it is a party, and the consummation by CMGO of the Transactions contemplated hereby and thereby, and the performance by CMGO of its respective obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate or other action on the part of CMGO, and no other action on the part of CMGO is required to authorize the execution, delivery and performance of this Agreement and the consummation by CMGO of the Transactions.  This Agreement has been duly and validly executed and delivered by CMGO and constitutes a legal, valid and binding obligation of each CMGO enforceable against CMGO in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

3.3 Capitalization.

(a) The authorized capital stock of AE as of the date of this Agreement consists of 4,000,000 shares of AE Common Stock, and 500,000 shares of AE Preferred Stock.  As of the Closing Date, there will be no shares of voting or non-voting capital stock, equity interests or other securities of AE authorized, issued, reserved for issuance or otherwise outstanding.

(b) As of the Effective Time, all outstanding shares of AE Capital Stock will be duly authorized, validly issued, fully paid and non-assessable, and will not be subject to, or issued in violation of, any preemptive, subscription or any kind of similar rights.  AE has no outstanding shares of AE Capital Stock subject to a right of repurchase that will survive the Closing.

(c) Except as set forth on Schedule 3.3(c) of the CMGO Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness of AE having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of AE may vote.  Except as set forth on Schedule 3.3(c) of the CMGO Disclosure Schedules, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which AE is a party or bound obligating AE to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of AE or obligating AE to issue, grant, extend or enter into any agreement to issue, grant or extend any security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  AE is not subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) in any Person.

(d) As of the Effective Time, all of the issued and outstanding shares of AE Capital Stock will have been issued in compliance in all material respects with all applicable federal and state securities Laws.

(e) Except as set forth on Schedule 3.3(e) of the CMGO Disclosure Schedules, there are no outstanding contractual obligations of AE to repurchase, redeem or otherwise acquire any shares of capital stock (or options or warrants to acquire any such shares) or other security or equity interests of AE.  Except as set forth on Schedule 3.3(e) of the CMGO Disclosure Schedules, there are no stock-appreciation rights, security-based performance units, phantom stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of AE or to cause AE to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of AE.

(f) Except as set forth on Schedule 3.3(f) of the CMGO Disclosure Schedules, there are no voting trusts, proxies or other agreements, commitments or understandings to which AE or any of the stockholders or partners of AE, is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of AE.

3.4 Non-contravention.  Except as set forth on Schedule 3.4 of the CMGO Disclosure Schedules, the execution, delivery and performance by the CMGO of this Agreement or any applicable Collateral Document or the consummation by CMGO of the Transactions does not, and the consummation of the Transactions will not, (a) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of CMGO or AE, (b) contravene, conflict with, or result in a violation or breach of any provision of any Law applicable to AE, (c) require any consent or other action by any Person under, constitute a breach of or default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which AE is entitled under any provision of any agreement or other instrument binding upon AE or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of AE or (d) result in the creation or imposition of any Lien on any asset of AE, which in the case of clauses (b) or (d) above would have a Material Adverse Effect on AE.

3.5 Consents and Approvals.  Except as set forth on Schedule 3.5 of the CMGO Disclosure Schedules, no consent, approval, authorization or order of, registration or filing with, or notice to, any Regulatory Authority or any other Person is necessary to be obtained, made or given by any of the CMGO in connection with the execution, delivery and performance by CMGO of this Agreement or any applicable Collateral Document or for the consummation by CMGO of the Transactions, except to the extent the failure to obtain any such consent, approval, authorization or order or to make any such registration or filing would not have a Material Adverse Effect on AE.

3.6 Books and Records.  AE has made and kept books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of AE pertaining to its business.  AE has not, in any manner that pertains to, or could affect, its business, engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds that have been and are reflected in the normally maintained books and records of AE.

3.7 Financial Statements.  The AE Financial Statements to be delivered prior to the Closing will be prepared from the books and records and fairly and accurately present the financial condition and the results of operations, income, expenses, assets, Liabilities (including all reserves), changes in shareholders’ equity and cash flow of AE of the respective dates of, and for the periods referred to in, such AE Financial Statements, in accordance with GAAP applied on a consistent basis throughout the periods indicated.  AE maintains a standard system of accounting established and administered in accordance with GAAP.

3.8 No Undisclosed Liabilities.  Except as set forth on Schedule 3.8 of the CMGO Disclosure Schedules, AE has no Liabilities due or to become due except (a) Liabilities that are reflected in the AE Financial Statements which have not been paid or discharged since the date of the AE Financial Statements, (b) Liabilities incurred in the Ordinary Course of Business since the date of the AE Financial Statements (none of which relates to any default under any Contract, breach of warranty, tort, infringement or violation of any Law or arose out of any Legal Proceeding) and none of which would have a Material Adverse Effect on AE, and (c) Liabilities which are satisfied by AE prior to the Closing.

3.9 Taxes.

(a) Filing of Tax Returns.  Except as set forth on Schedule 3.9(a) of the CMGO Disclosure Schedules, AE has duly and timely file (or caused to be filed) with the appropriate taxing authorities all Tax Returns required to be filed through the Closing Date.  All such Tax Returns filed are complete and accurate in all respects.  Except as set forth on Schedule 3.9(a) of the CMGO Disclosure Schedules, AE is not currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made against AE or its assets by an authority in a jurisdiction where AE does not file Tax Returns such that AE is or may be subject to taxation by that jurisdiction.

(b) Payment of Taxes.  Except as set forth on Schedule 3.9(b) of the CMGO Disclosure Schedules, all Taxes owed and due by AE (whether or not shown on any Tax Return) have been paid.  The unpaid Taxes of AE, if any, (i) did not, as of the date of the AE Financial Statements, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) to be set forth on the face of the AE Financial Statements (rather than in any notes thereto), and (ii) have not exceeded that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of AE in filing its Tax Returns.  Since the date of the AE Financial Statements, AE has not (i) incurred any Liability for Taxes other than in the Ordinary Course of Business or (ii) paid Taxes other than Taxes paid on a timely basis and in a manner consistent with past custom and practice.

(c) Audits, Investigations, Disputes or Claims.  Except as set forth on Schedule 3.9(c) of the CMGO Disclosure Schedules, no deficiencies for Taxes are claimed, proposed or assessed by any taxing or other governmental authority against AE, and there are no pending or, to the knowledge of CMGO, threatened audits, investigations, disputes or claims or other actions for or relating to any Liability for Taxes with respect to AE, and there are no matters under discussion by or on behalf of AE with any Regulatory Authority, or known to CMGO, with respect to Taxes that are likely to result in an additional Liability for Taxes with respect to AE.  Audits of federal, state and local Tax Returns by the relevant taxing authorities have been completed for the periods set forth on Schedule 3.9(c) of the CMGO Disclosure Schedules, and, except as set forth thereon, none of AE or any predecessor thereof has been notified that any taxing authority intends to audit a Tax Return for any other period.  AE has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.  No power of attorney granted by AE with respect to any Taxes is currently in force.

(d) Lien.  There are no Liens for Taxes (other than for current Taxes not yet due and payable) on any assets or capital stock of AE.

(e) Tax Elections.  All material elections with respect to Taxes affecting AE or any of its assets as of the Closing Date are set forth on Schedule 3.9(e) of the CMGO Disclosure Schedules.  AE has not: (i) consented at any time under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of any of its assets; (ii) agreed, and is not required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) made an election, and is not required, to treat any of its assets as owned by another Person pursuant to the provisions of Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) acquired, and does not own, any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) made a consent dividend election under Section 565 of the Code; or (vi) made any of the foregoing elections and is not required to apply any of the foregoing rules under any comparable state or local Tax provision.

(f) Prior Affiliated Groups.  AE is not and has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code.  AE does not have any Liability for the Taxes of any Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract, or (iv) otherwise.

(g) Tax Sharing Agreements.  There are no agreements for the sharing of Tax liabilities or similar arrangements (including indemnity arrangements) with respect to or involving AE or any of its assets or its business, and, after the Closing Date, neither AE nor any of its assets or the AE Business shall be bound by any such Tax-sharing agreements or similar arrangements or have any Liability thereunder for amounts due in respect of periods prior to the Closing Date.

(h) Partnerships and Single Member LLCs.  Except as set forth on Schedule 3.9(h) of the CMGO Disclosure Schedules, AE (i) is not subject to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) does not own a single member limited liability company which is treated as a disregarded entity, (iii) is not a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law) and (iv) is not a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law).

(i) No Withholding.  AE has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897 of the Code.  AE has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.  The transactions contemplated herein are not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

(j) International Boycott.  AE has not participated in and is not participating in an international boycott within the meaning of Section 999 of the Code.

(k) Permanent Establishment.  Except as set forth on Schedule 3.9(k) of the CMGO Disclosure Schedules, AE does not have and has never had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

(l) Parachute Payments.  Except as set forth on Schedule 3.9(l) of the CMGO Disclosure Schedules, AE is not a party to any existing Contract, arrangement or plan that has resulted or would result (upon the Closing or otherwise), separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280(G) of the Code.

(m) Tax Shelters.  AE has not participated in and AE is not now participating in, any transaction described in Section 6111(c) or (d) of the Code or Section 6112(b) of the Code or the Treasury Regulations thereunder, or in any reportable transaction described in such regulations.

3.10 Intellectual Property.

(a) Except as set forth on Schedule 3.10 hereto, AE owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property that is necessary for the conduct of the AE Business

(b) To the knowledge of CMGO, the business of AE, including the use of all owned and licensed Intellectual Property, does not infringe or misappropriate or otherwise materially violate the Intellectual Property rights of any third party, and no claim is pending or, to the knowledge of CMGO, threatened against AE alleging any of the foregoing.

(c) Except as set forth on Schedule 3.10(c) of the CMGO Disclosure Schedules, to the knowledge of CMGO, (i) no third party is engaging in any activity that infringes or misappropriates the Intellectual Property owned or licensed by AE, and (ii) AE has not granted any material license or other right to any third party with respect to such Intellectual Property.

(d) AE has made available to AEAC all material correspondence and all written opinions in its possession relating to potential infringement or misappropriation (i) by AE of any Intellectual Property rights of any third party or (ii) by any third party of any of the Intellectual Property rights, owned or licensed, used in the AE Business.

(e) AE has a license to use all software development tools, library functions, compilers and other third-party software that are used in the operation of the AE Business and are material to the AE Business, taken as a whole.

3.11 Contracts; No Defaults.

(a) Schedule 3.11(a) of the CMGO Disclosure Schedules sets forth a true and complete list of all contracts, agreements, leases, commitments or other understandings or arrangements, written or oral, express or implied, to which AE is a party, or affecting the AE Business, or by which AE or any of its property is bound or affected requiring payments to or from, or incurring of liabilities by, AE in excess of $50,000 (the “AE Contracts”).

(b) Except as set forth on Schedule 3.11(b) of the CMGO Disclosure Schedules, AE has complied with and performed, in all material respects, all of its obligations required to be performed under and is not in default with respect to any of the AE Contracts, as of the date hereof, nor has any event occurred which has not been cured which, with or without the giving of notice, lapse of time, or both, would constitute a default in any respect thereunder.  To the knowledge of CMGO, no other party has failed to comply with or perform, in all material respects, any of its obligations required to be performed under or is in material default with respect to any such AE Contracts, as of the date hereof, nor has any event occurred which, with or without the giving of notice, lapse of time or both, would constitute a material default in any respect by such party thereunder.

(c) Except as set forth on Schedule 3.11(c) hereto, to the knowledge of CMGO, there exists no facts or circumstances that would make a material default by any party to any contract or obligation likely to occur subsequent to the date hereof.

3.12 Employee Benefits.

(a) Schedule 3.12(a) of the CMGO Disclosure Schedules sets forth a complete list of all Employee Plans covering employees, directors or consultants or former employees, directors or consultants in, or related to, the AE Business.  CMGO has delivered or made available to AEAC true and complete copies of all Employee Plans, including written interpretations thereof and written descriptions thereof which have been distributed to AE’s employees and for which AE has copies, all annuity contracts or other funding instruments relating thereto, and a complete description of all Employee Plans which are not in writing.

(b) Neither AE nor any ERISA Affiliate sponsors, maintains, contributes to or has an obligation to contribute to, or has sponsored, maintained, contributed to or had an obligation to contribute to, any Pension Plan subject to Title IV of ERISA, or any Multiemployer Plan.

(c) Each Welfare Plan which covers or has covered employees or former employees of AE or of its Affiliates in the AE Business and which is a “group health plan,” as defined in Section 607(1) of ERISA, has been operated in compliance with provisions of Part 6 of Title I, Subtitle B of ERISA and Section 4980B of the Code at all times.

(d) There is no Legal Proceeding or Order outstanding, relating to or seeking benefits under any Employee Plan set forth on Schedule 3.12(a) of the CMGO Disclosure Schedules, which is pending, threatened or anticipated against AE, any ERISA Affiliate or any Employee Plan.

(e) Neither AE nor any ERISA Affiliate has any liability for unpaid contributions under Section 515 of ERISA with respect to any Welfare Plan covering employees, directors or consultants or former employees, directors or consultants in, or related to, the AE Business.

(f) There are no Liens arising under the Code or ERISA with respect to the operation, termination, restoration or funding of any Employee Plan set forth on Schedule 3.12(a) of the CMGO Disclosure Schedules, or arising in connection with any excise tax or penalty tax with respect to such Employee Plan.

(g) Each Employee Plan set forth on Schedule 3.12(a) of the CMGO Disclosure Schedules has at all times been maintained in all material respects, by its terms and in operation, in accordance with all applicable laws, including, without limitation, ERISA and the Code.

(h) AE and its ERISA Affiliates have made full and timely payment of all amounts required to be contributed under the terms of each Employee Plan and applicable Law or required to be paid as expenses or as Taxes under applicable Laws, under such Employee Plan, and AE and its ERISA Affiliates shall continue to do so through the Closing Date.

(i) Except as set forth in Schedule 3.12(i) of the CMGO Disclosure Schedules, AE has no Employee Plan intended to qualify under Section 401 of the Code.

(j) Except as set forth on Schedule 3.12(j) of the CMGO Disclosure Schedules, neither the execution and delivery of this Agreement or other related agreements by AE nor the consummation of the Transactions will result in the acceleration or creation of any rights of any person to benefits under any Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

(k) Neither AE nor any ERISA Affiliate has incurred any liability with respect to any Employee Plan, which may create, or result in any liability to AE.

3.13 Labor Matters; Employees.  AE is not a party to any collective bargaining or other labor contract.  There has not been, there is not presently pending or existing, and, to the knowledge of CMGO, there is not threatened (i) any strike, slowdown, picketing, work stoppage or employee grievance process against AE or the AE Business; (ii) any Legal Proceeding against or affecting AE or the AE business relating to the alleged violation of any Law or Order pertaining to labor relations or employment matters; or (iii) union organizing campaign or any application for certification of a collective bargaining agent.  No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute.  There is no lockout of any employees by AE, and no such action is contemplated by AE.  AE has complied with all material Laws relating to employment, equal employment opportunity, nondiscrimination, harassment, retaliation, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational health and safety, and plant closing.  AE is not liable for the payment of any compensation, damages, Taxes, fines, penalties or other amounts (including, without limitation, amounts related to workplace safety and insurance), however designated, for failure to comply with any of the foregoing Laws.

3.14 Legal Proceedings.  Except as set forth on Schedule 3.14 of the CMGO Disclosure Schedules, there is no material Legal Proceeding or Order (a) pending or, to the knowledge of any of CMGO, threatened or anticipated against or affecting AE, its assets or business (or to the knowledge of AE, pending or threatened, against any of the officers, directors or employees of AE with respect to their business activities related to or affecting AE’s business); (b) that challenges or that may have the effect of preventing, making illegal, delaying or otherwise interfering with any of the Transactions; or (c) related to AE’s business or AE’s assets.  To the knowledge of CMGO, there is no reasonable basis for any such Legal Proceeding or Order.  To the knowledge of CMGO, no officer, director, partner, agent or employee of AE is subject to any Order that prohibits such officer, director, partner, agent or employee from engaging in or continuing any conduct, activity, or practice relating to the AE’s business.  The AE Business is not subject to any Order of any Regulatory Authority and AE is not engaged in any Legal Proceeding relating to the AE Business to recover monies due it or for damages sustained by it.  AE is not and has not been in default with respect to any Order, and there are no unsatisfied judgments against AE, its assets or business.  There are no Orders or agreements with, or Liens by, any Regulatory Authority or quasi-governmental entity relating to any environmental Law, which regulate, obligate, bind or in any way affect AE or any property on which AE operates its business.  Schedule 3.14 sets forth all litigation that AE is subject to.

3.15 Compliance with Law.

(a) To the knowledge of CMGO, the conduct of AE’s business is and at all times has been in compliance with all Laws or Orders applicable to the conduct and operations of the AE Business.  AE has not received any notice to the effect that, or otherwise been advised of (i) any actual, alleged, possible or potential violation of, or failure to comply with, any such Laws or Orders or (ii) any actual, alleged, possible or potential obligation on the part of AE to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.  No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by AE of, or a failure on the part of AE, any such Laws or Orders or (ii) may give rise to any obligation on the part of AE to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except, in either case separately or the cases together, where such violation or failure to comply could not reasonably be expected to have a Material Adverse Effect on, AE.

(b) None of AE, or any of its directors, officers or Representatives or to the knowledge of CMGO, any employee or other Person affiliated with or acting for or on behalf of AE, has, directly or indirectly, (i) made any contribution, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of AE or any of its Affiliates or (D) in violation of any Laws of the United States (including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. Sections 78dd-1 et seq.)) or any laws of any other country having jurisdiction; or (ii) established or maintained any fund or asset that has not been recorded in the books and records of AE.

3.16 Permits.  Schedule 3.16(a) of the CMGO Disclosure Schedules sets forth a complete list of all Permits held by AE and used in the conduct of its business, and such Permits collectively constitute all of the Permits necessary for AE to lawfully conduct and operate its business, as it is presently conducted and to permit AE to own and use its assets in the manner in which they are presently owned and used in connection with its business.  Except as set forth on Schedule 3.16(b) of the CMGO Disclosure Schedules, AE is and at all times has been in compliance with all material Permits applicable to it or to the conduct and operations of its business.  AE has not received any notice to the effect that, or otherwise been advised of (i) any actual, alleged, possible or potential violation of, or failure to comply with, any such Permits or (ii) any actual, alleged, possible or potential revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit set forth on or required to be set forth on Schedule 3.16(a) of the CMGO Disclosure Schedules.  No event has occurred, and to CMGO’s knowledge no circumstance exists, that (with or without notice or lapse of time) (i) may constitute or result directly or indirectly in a violation by AE of, or a failure on the part of AE to comply with, any such Permits or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit set forth on or required to be set forth on Schedule 3.16(a) of the CMGO Disclosure Schedules.  All applications for or renewals of all Permits have been timely filed and made and no Permit will expire or be terminated as a result of the consummation of the transactions contemplated by this Agreement.  No present or former shareholder, partner, director, officer or employee of AE or any Affiliate thereof, or any other Person, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit that AE owns, possesses or uses.

3.17 Absence of Certain Changes.  Except as set forth on Schedule 3.17 of the CMGO Disclosure Schedules, since the date of the AE Financial Statements, there has not been any:  (a) Material Adverse Effect with respect to the business of AE, and no event has occurred that may result in such a Material Adverse Effect; (b) purchase, redemption, retirement or other acquisition by AE of any AE equity interest; (c) amendments to the Organizational Documents of AE; (d) payment or increase by AE of any bonuses, salaries or other compensation (including management or other similar fees) or entry into any employment, severance or similar Contract with any employee engaged in AE’s business, other than increases in salary to employees made in the Ordinary Course of Business; (e) adverse change in employee relations which has or is reasonably likely to have a Material Adverse Effect on AE; (f) damage to or destruction or loss of any of the assets or property of AE, whether or not covered by insurance, that could reasonably be expected to constitute a Material Adverse Effect on AE; (g) entry into, termination or acceleration of, or receipt of notice of termination by AE of (1) any material license, distributorship, dealer, sales representative, joint venture, credit or similar agreement relating to AE’s business, or (2) any Contract or transaction involving a Liability by or to AE (other than the Liabilities incurred in the Ordinary Course of Business); (h) sale (other than sales of inventory in the Ordinary Course of Business, if any), lease or other disposition of any of the assets or property of AE; (i) mortgage, pledge or imposition of any Lien on any assets or property of AE; (j) (1) delay or failure to repay when due any obligation of AE, which delay or failure could have a Material Adverse Effect on AE, or (2) delay or failure to repay when due any obligation of AE which delay or failure could have a Material Adverse Effect on AE; (k) cancellation or waiver by AE of any claims or rights with a value to AE in excess of Fifty Thousand Dollars ($50,000) individually or in the aggregate; (l) licensing out on an exclusive basis or other than in the Ordinary Course of Business, disposition or lapsing of any Intellectual Property or any disclosure to any Person of any trade secret or other confidential information without appropriate protections in place; (m) change in the accounting methods, principles or practices used by AE; (n) capital expenditures by AE in excess of $20,000 individually or $50,000 in the aggregate; or (o) agreement, whether oral or written, by AE with respect to or to do any of the foregoing other than as expressly provided for herein.

3.18 Insurance.  Schedule 3.18 of the CMGO Disclosure Schedules sets forth a complete and accurate list (showing as to each policy or binder the carrier, policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums and a general description of the type of coverage provided) of all policies or binders of insurance of any kind or nature covering the AE’s business, or any employees, properties or assets of AE, including, without limitation, policies of life, disability, fire, theft, workers compensation, employee fidelity and other casualty and liability insurance.  All such policies are in full force an effect.  AE is not in default under any of such policies or binders, and AE has not failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion.

3.19 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon AE which has the effect of prohibiting or materially impairing (a) any current or future business practice of AE or (b) any acquisition of any Person or property by AE, except in each of clauses (a) and (b) for any such prohibitions or impairments that would not reasonably be expected to have a Material Adverse Effect on AE.

3.20 Related Party Transactions.  Except as set forth on Schedule 3.20 of the CMGO Disclosure Schedules, none of AE, any Affiliate thereof, holders of the ownership interest of AE or any Affiliate or Family Member thereof is presently or has, since the date of the AE Financial Statements, borrowed any moneys from or has any outstanding debt or other obligations to AE or is presently a party to any transaction with AE.  Except as set forth on Schedule 3.20 of the CMGO Disclosure Schedules, none of AE any Affiliate thereof, or any director, officer, partner or key employee of any such Persons (a) owns any direct or indirect interest of any kind in (except for ownership of less than 1% of any public company, provided, that such owner’s role is that solely of a passive investor), or controls or is a director, officer, employee or partner of, consultant to, lender to or borrower from, or has the right to participate in the profits of, any Person which is (i) a competitor, supplier, customer, landlord, tenant, creditor or debtor of AE, (ii) engaged in a business related to the AE’s business or (iii) a participant in any transaction to which AE is a party, or (b) is a party to any Contract with AE.  Except as set forth on Schedule 3.20 of the CMGO Disclosure Schedules, AE has no Contract or understanding with any officer, director or key employee of AE or any of AE’s partners or any Affiliate or Family Member thereof with respect to the subject matter of this Agreement, the consideration payable hereunder or any other matter.  Schedule 3.20 sets forth each transaction that AE would be required to disclose for the past three years pursuant to Item 404 of Regulation S-K of the Securities Act, as if such Person were subject to such disclosure requirements.

3.21 Brokers or Finders.  Except as set forth on Schedule 3.21 of the CMGO Disclosure Schedules, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by CMGO or its Affiliates in connection with the transactions contemplated by this Agreement, and neither CMGO nor any of its Affiliates has incurred any obligation to pay any brokerage or finder’s fee or other commission in connection with the transactions contemplated by this Agreement.

3.22 No Other Agreements.  Except as set forth on Schedule 3.22 of the CMGO Disclosure Schedules, and other than this Agreement or any agreement contemplated hereby, AE has no legal obligation, absolute or contingent, to any other Person to sell, assign or transfer any partnership or other equity interest in AE or to effect any merger, consolidation or other reorganization of AE to enter into any agreement with respect thereto.

3.23 Disclosure.  No representation or warranty of CMGO in this Agreement or in any Collateral Document and no statement in any certificate furnished or to be furnished by any of CMGO pursuant to this Agreement contained, contains or will contain on the date such agreement or certificate was or is delivered, or on the Closing Date, any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

3.24 Real Property; Title to Property.

(a) AE does not own any real property or any interest, other than a leasehold interest, in any real property.  Schedule 3.24(a) of the CMGO Disclosure Schedules lists and describes all real property leased by AE and all subleases thereto, in each case that relates to the AE Business.  Except for leases and subleases listed on Schedule 3.24(a) of the AE Disclosure Schedules, there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any Person the right to purchase, use or occupy any real property used in connection with the AE Business or any portion thereof or interest in any such real property.

(b) AE has good and marketable title to all of its properties, interests in properties and assets, real and personal, used in connection with the AE’s business or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, Liens, pledges, charges or encumbrances of any kind or character, except (i) Liens for current Taxes not yet due and payable or which are being contested by AE in good faith, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, and (iii) any Liens set forth on Schedule 3.24  of the CMGO Disclosure Schedules.  The properties and equipment of AE that are used in the operation of its business are in good operating condition subject to normal wear and tear.

3.25 Conduct of Business.  Prior to the Closing Date, CMGO shall cause AE to conduct its business in the normal course, and shall not sell, pledge, or assign any assets, without the prior written approval of AEAC, except in the regular course of business. Except as otherwise provided herein, AE shall not amend its Organizational Documents, declare dividends, redeem or sell stock, or other securities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any material balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount or enter into any other transaction other than in the regular course of business.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF AEAC

AEAC represents and warrants to CMGO that the statements contained in this Article 4 are true, complete and correct as of the date of this Agreement and will be correct and complete as of the Closing Date (and as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 4, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date and except for changes contemplated or permitted by this Agreement); except as the same may be qualified or limited by the AEAC Disclosure Schedules:

4.1 Organization and Qualification; Subsidiaries.

(a) AEAC is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite power and authority to carry on its business as now being conducted.

(b) AEAC is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) has not had and would not reasonably be expected to have a Material Adverse Effect on AEAC.

4.2 Authorization; Enforceability.  AEAC has the requisite power and authority, and has taken all action necessary, to execute, deliver and perform its obligations under this Agreement and any Collateral Documents to which it is a party and each other agreement, document, instrument or certificate contemplated by this Agreement and/or any Collateral Documents or to be executed by AEAC in connection with the consummation of the Transactions, and, subject to approval of the shareholders of AEAC, to consummate the Transactions.  The execution and delivery by AEAC of this Agreement and any applicable Collateral Documents, and the consummation by AEAC of the Transactions contemplated hereby, and the performance by AEAC of its obligations hereunder, have been duly and validly authorized by all necessary corporate or other action on the part of AEAC, subject to adoption of this Agreement by the stockholders of AEAC, and no other action on the part of AEAC is required to authorize the execution, delivery and performance of this Agreement and the consummation by AEAC of the Transactions.  This Agreement has been duly and validly executed and delivered by AEAC and constitutes a legal, valid and binding obligation of AEAC enforceable against AEAC in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

ARTICLE V

COVENANTS OF THE PARTIES

The Parties hereby agree as follows:

5.1 Proxy Statement.  To the extent that shareholder approval is required under applicable law, as soon as practicable following the execution of this Agreement, the Parties shall work together to prepare a proxy statement in respect of the Spin-Off, the Share Exchange and the other transactions contemplated hereby (the “Proxy Statement”), which Proxy Statement shall be used in respect of soliciting approval of the Spin-Off and this Agreement by CMGO’s shareholders.

5.2 Due Diligence.  Each Party shall provide to the other and their respective Representatives such financial, operating and other documents, data and information relating to such Party, and their respective businesses, properties, assets and liabilities, as each Party, or its representatives may reasonably request.  In addition, each Party hereby agrees to take all action necessary to enable their respective Representatives to review, inspect and audit each Party’s business, properties, assets and liabilities in connection with such Party’s due diligence investigation of the other Parties, and discuss them with such Party’s Representatives.  Notwithstanding any investigation that any Party may conduct of the other Parties, or their respective businesses, properties, assets and liabilities, each Party may fully rely on the other Party’s warranties, covenants and indemnities set forth in this Agreement.

5.3 Consents and Approvals.  As soon as practicable after execution of this Agreement, the Parties shall use commercially reasonable efforts to obtain any necessary consents, approvals, authorizations or orders of, make any registrations or filings with or give any notices to, any Regulatory Authority or Person as is required to be obtained, made or given by any Party to consummate the transactions contemplated by this Agreement and the Collateral Documents.

5.4 Notification of Adverse Change and Certain Matters.  Each Party shall promptly notify the other Parties of any material adverse change in the condition (financial or otherwise) of such Party.  Each Party shall promptly notify the other Parties of any fact, event, circumstance or action known to it that is reasonably likely to cause such Party to be unable to perform any of its covenants contained herein or any condition precedent in Article 6 not to be satisfied, or that, if known on the date of this Agreement, would have been required to be disclosed to another Party pursuant to this Agreement or the existence or occurrence of which would cause any of such Party’s representations or warranties under this Agreement not to be correct and/or complete.  Each Party shall give prompt written notice to the other Parties of any adverse development causing a breach of any of the representations and warranties in Articles 3 and 4 as of the date made.

5.5 Approval of the CMGO Shareholders.  To the extent that shareholder approval is legally required, promptly after the date hereof, CMGO will take all action necessary in accordance with its Organizational Documents to convene a meeting of its shareholders, or seek the written consent of its shareholders to consider the adoption and approval of this Agreement and approval of the Transactions to be held as promptly as practicable (including, without limitation, approval by each class of CMGO Capital Stock issued and outstanding as of the date hereof).  CMGO will use its commercially reasonable efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the approval of the Spin-Off.

5.6 Disclosure Schedules.  Each Party shall, from time to time prior to Closing, supplement its Disclosure Schedules attached hereto with additional information that, if existing or known to it on the date of delivery to the other Party, would have been required to be included therein.  For purposes of determining the satisfaction of any of the conditions to the obligations of any Party in Article 6 hereof, the Disclosure Schedules of such Party shall be deemed to include only (a) the information contained therein on the date of this Agreement and (b) information added to such Party’s Disclosure Schedule by written supplements delivered prior to Closing by such Party that (i) are accepted in writing by the receiving Party, or (ii) reflect actions taken or events occurring after the date hereof prior to Closing.

5.7 State Statutes.  The Parties and their respective Boards of Directors shall, if any state takeover statute or similar law is or becomes applicable to the Transactions, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Spin-Off, this Agreement and the Transactions contemplated hereby.

5.8 No Solicitation.  Until the earlier of the Closing or the date of termination of this Agreement pursuant to the provisions of Article 8 hereof, neither CMGO nor any of its officers, directors, agents, investment bankers or other representatives of any of them (collectively, the “Representatives”) will, directly or indirectly, (i) solicit, engage in discussions or negotiate with any Person (regardless of who initiates such discussions or negotiations), or take any other action intended or designed to facilitate the efforts of any Person, other than AEAC, relating to the possible acquisition of AE (whether by way of purchase of partnership interest, capital stock, purchase of assets or otherwise) or any significant portion of its interests, capital stock or assets by any Person other than AEAC (an “Alternative Acquisition”), (ii) provide information with respect to such Party or any Person relating to a possible Alternative Acquisition by any Person, (iii) enter into an agreement with any Person providing for a possible Alternative Acquisition, or (iv) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any Person.  CMGO shall cause its Representatives to immediately cease and cause to be terminated all existing discussions or negotiations with any Person heretofore conducted with respect to any possible Alternative Acquisition.

5.9 Conduct of Business.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to the provisions of Article 8 hereof or the Closing, CMGO shall (unless otherwise required by this Agreement or AEAC has given its prior written consent) cause AE to carry on its business in the ordinary course consistent with past practice, pay its Taxes and other obligations consistent with its past practices, pay or perform other obligations when due consistent with its past practices, subject to any good faith disputes over such Taxes and other obligations and, to the extent consistent with such business, use reasonable efforts and institute all policies to preserve intact its present business organization, keep available the services of its present officers and key employees, preserve its relationships with customers, suppliers, distributors, licensors, licensees, independent contractors and other Persons having business dealings with it, all with the express purpose and intent of preserving unimpaired its goodwill and ongoing businesses at the Closing.

5.10 Confidentiality.  The Parties acknowledge and agree that the terms and conditions described in this Agreement, including its existence, as well as the non-public information and data furnished to them or their respective Representatives from the first introduction of the Parties and throughout the negotiation and drafting of this Agreement is confidential and will not be disclosed to any third party, or used for any purpose not specifically contemplated herein, without prior written consent of the other Party, unless otherwise required by Law or unless it ceases to be confidential through no breach of the receiving party.

5.11 Registration.  To the extent required under the Securities Act of 1933, as amended, following the Closing, AE will file a registration statement on Form S-1 with respect to the resale of the five percent (5%) of AE’s outstanding capital stock held by the stockholders of CMGO immediately prior to the Closing within ninety (90) days following the Closing.

5.12 Trading.  Following the Closing, AE will cause to be filed through a FINRA market-maker firm a Rule 15c2-11 Exemption Request Form in order to receive a trading symbol and become a publicly traded company.

5.13 Action With Respect to Notes.  CMGO shall cooperate with AEAC’s efforts to procure from CMGO Investors, LLC or otherwise take control of and/or satisfy the Notes, and AEAC will work in good faith to acquire or otherwise have its investors take control of the Notes, Upon acquiring or taking control of the Notes, AEAC will restructure the Notes in such manner as the Parties mutually agree including arranging for an assignment of the obligations under the Notes to AE, and a restructuring thereof. CMGO will be released from any and all obligations under the notes by the holder thereof and a satisfaction of said obligation as to CMGO and a UCC III release of security interest and encumbrance as to any post spin off assets of CMGO will be delivered to CMGO at the Closing.  At the request of CMGO, within fifteen business days from the request of CMGO, AEAC will provide to CMGO reasonable evidence as to proof of funds with respect to the matters referred to in this Section 5.13.

5.14 Compliance with the Spin-Off Rules.  The Parties shall promptly take all steps consistent with the Rules and the Staff Legal Bulletin of the SEC to complete the Spin-Off including, without limitation, to the extent required, the registration of the Spin-Off Shares, the providing of an information statement to the shareholders of CMGO describing the Spin-Off and Share Exchange, and the registration by AE of the Spin-Off Shares under the Securities Exchange Act of 1934.

ARTICLE VI

CLOSING CONDITIONS

6.1 Conditions to AE Parties’ Obligation to Close.  The obligations of the AEAC to consummate the transactions provided for hereby are subject to the satisfaction, before or on the Closing Date, of each of the conditions set forth below in this Section 6.1, any of which may be waived by AEAC:

(a) Accuracy of Representations.  Subject to the limitations contained in Article III hereof, all representations and warranties of CMGO contained in this Agreement, the Collateral Documents and any certificate delivered by CMGO at or prior to Closing shall be, if specifically qualified by materiality, true in all respects and, if not so qualified, shall be true in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date and except for changes contemplated or permitted by this Agreement.  CMGO shall have delivered to AEAC a certificate dated the Closing Date to the foregoing effect.

(b) Covenants.  CMGO shall, in all material respects, have performed and complied with each of the covenants, obligations and agreements contained in this Agreement and the Collateral Documents that are to be performed or complied with by it at or prior to Closing.  CMGO shall have delivered to AEAC a certificate dated the Closing Date to the foregoing effect.

(c) Consents and Approvals.  All consents, approvals, permits, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to any Regulatory Authority or Person as provided herein, if any, shall have been so obtained or filed with such Regulatory Authority or Person.

(d) Shareholder Approval.  All shareholder approval, as required under any applicable Law, shall have been obtained to approve the transactions contemplated hereunder including the approval of the Spin-Off, this Agreement and the Transactions.

(e) Issuance Exemption. Either (i) the issuance of the Spin-Off Shares shall be exempt from registration, or (ii) a Registration Statement registering the issuance of the Spin-Off Shares shall have been filed and declared effective by the SEC.

(f) No Legal Proceedings.  No injunction, action, suit or proceeding shall be pending or threatened by or before any Regulatory Authority and no Law shall have been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement or the Collateral Documents, which would: (i) prevent consummation of any of the transactions contemplated by this Agreement or the Collateral Documents; (ii) cause any of the transactions contemplated by this Agreement or the Collateral Documents to be rescinded following consummation; or (iii) have a Material Adverse Effect on a Party, this Agreement or the transactions contemplated hereby.

(g) No Material Change.  As of the date hereof, there shall have been no Material Adverse Change in the business of AE.

6.2 Conditions to CMGO’s Obligation to Close.  The obligations of CMGO to consummate the transactions provided for hereby are subject to the satisfaction, before or on the Closing Date, of each of the conditions set forth below in this Section 6.2, any of which may be waived by CMGO:

(a) Accuracy of Representations.  All representations and warranties of each of AEAC contained in this Agreement, the Collateral Documents and any certificate delivered by AEAC at or prior to Closing shall be, if specifically qualified by materiality, true in all respects and, if not so qualified, shall be true in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date and except for changes contemplated or permitted by this Agreement.  AEAC shall have delivered to CMGO a certificate dated the Closing Date to the foregoing effect.

(b) Covenants.  AEAC shall, in all material respects, have performed and complied with each of the covenants, obligations and agreements contained in this Agreement and the Collateral Documents that are to be performed or complied with by any of them at or prior to Closing.  AEAC shall have delivered to CMGO a certificate dated the Closing Date to the foregoing effect.

(c) Consents and Approvals.  All consents, approvals, permits, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to any Regulatory Authority or Person as provided herein, if any, shall have been so obtained or filed with such Regulatory Authority or Person.

(d) Shareholder Approval.  All shareholder approval, as required under any applicable Law, shall have been obtained to approve the transactions contemplated hereunder including the approval of the Transactions and this Agreement.

(e) Issuance Exemption. Either (i) the issuance of the Spin-Off Shares shall be exempt from registration under the Securities Act, or (ii) a Registration Statement registering the issuance of the Spin-Off Shares shall have been filed and declared effective by the SEC.

(f) Fairness Opinion.  To the extent that same is deemed necessary by the parties hereto, CMGO shall have received a fairness opinion in form and substance satisfactory to it passing on the fairness of the transactions contemplated herein to each class of the shareholders of CMGO from a financial perspective.

(g) No Legal Proceedings.  No injunction, action, suit or proceeding shall be pending or threatened by or before any Regulatory Authority and no Law shall have been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement or the Collateral Documents, which would: (i) prevent consummation of any of the transactions contemplated by this Agreement or the Collateral Documents; (ii) cause any of the transactions contemplated by this Agreement or the Collateral Documents to be rescinded following consummation; or (iii) have a Material Adverse Effect on a Party, this Agreement or the Transactions contemplated hereby.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification by CMGO.  CMGO shall indemnify, defend and hold harmless AEAC, and each of its shareholders, directors, officers, managers, employees, agents, attorneys and representatives, from and against any and all Losses which may be incurred or suffered by any such party and which may arise out of or result from any breach of any material representation, warranty, covenant or agreement of CMGO contained in this Agreement.  Notwithstanding the foregoing, CMGO shall have no liability hereunder arising from any breach of a representation or warranty with respect to which Nathaniel Bradley had actual knowledge.

7.2 Indemnification by AEAC.  AEAC shall indemnify, defend and hold harmless CMGO and its shareholders, directors, officers, managers, employees, agents, attorneys and representatives from and against any and all Losses which may be incurred or suffered by any such party hereto and which may arise out of or result from any breach of any material representation, warranty, covenant or agreement of any of AEAC contained in this Agreement.

7.3 Indemnification Procedures.

(a) In the event that any Legal Proceeding shall be instituted or any claim or demand shall be asserted (individually and collectively, a “Claim”) by any Person in respect of which payment may be sought under this Article 7, the indemnified party shall reasonably and promptly cause written notice (a “Claim Notice”) of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be delivered to the indemnifying party; provided, however, that the failure of the indemnified party to give the Claim Notice shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto, except to the extent that the indemnifying party can demonstrate actual loss and material prejudice as a result of such failure.  If the indemnifying party shall notify the indemnified party in writing within five (5) Business Days (or sooner, if the nature of the Claim so requires) that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice, but, in any event, reasonably acceptable to the indemnified party, to handle and defend the same unless the named parties to such action or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more material legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled, at the indemnifying party’s cost, risk and expense, to a single firm of separate counsel (plus any necessary local counsel), all at reasonable cost, of its own choosing, reasonably acceptable to the indemnifying party and (iii) to compromise or settle such lawsuit or action, which compromise or settlement shall be made only with the prior written consent of the indemnified party, such consent not to be unreasonably withheld or delayed.

(b) If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as provided in this Article 7 or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim.  If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the Losses incurred in defending such Claim upon submission of periodic bills.  If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a material conflict or potential material conflict exists between the indemnified party and the indemnifying party that would make such separate representation required; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim.  If the indemnifying party shall assume the defense of any Claim, the indemnifying party shall obtain the prior written consent of the indemnified party before entering into any settlement of such Claim or ceasing to defend such Claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief shall be imposed against the indemnified party or if such settlement or cessation does not expressly and unconditionally release the indemnified party from all Liabilities or obligations with respect to such Claim, with prejudice.  The Parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any Claim.

ARTICLE VIII

TERMINATION

8.1 Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time.

(a) By mutual written agreement of the Parties;

(b) By either AEAC or CMGO if the Closing does not occur on or before November 30, 2011;

(c) By either of AEAC or CMGO if the shareholders of CMGO fail to approve the Spin-Off, this Agreement and the Transactions contemplated hereby;

(d) By either of AEAC or CMGO if any court of competent jurisdiction or other competent Regulatory Authority shall have issued an order making illegal or otherwise permanently restricting, preventing or otherwise prohibiting the Transactions and such order shall have become final; or

(e) By either of AEAC or CMGO upon written notice to the other Party in the event of a breach of any provision or covenant of this Agreement, or any representation or warranty made by such Party hereunder becomes inaccurate; provided, however, that such breach or inaccuracy would cause the related closing condition, if any, not be satisfied in accordance with Article 6 hereof; provided, further, that prior to any termination by the non-breaching party, such Party shall provide written notice to the breaching Party specifically identifying the breach or inaccurate representation, and the breaching Party does not cure or correct such breach or inaccuracy within 30 days following receipt of the written notice.

8.2 Effect of Termination.  If this Agreement is validly terminated by either AEAC or CMGO pursuant to Section 8.1, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of the Parties hereto, except that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

ARTICLE IX

MISCELLANEOUS

9.1 Parties Obligated and Benefited.  This Agreement shall be binding upon the Parties and their respective successors by operation of law and shall inure solely to the benefit of the Parties and their respective successors by operation of law, and no other Person shall be entitled to any of the benefits conferred by this Agreement or be deemed to be a third-party beneficiary of any rights under this Agreement or the Collateral Documents.  Without the prior written consent of the other Party, no Party may assign this Agreement or the Collateral Documents or any of its rights or interests or delegate any of its duties under this Agreement or the Collateral Documents.

9.2 Publicity.  AEAC and CMGO each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Regulatory Authorities (including any national securities inter dealer quotation service) with respect thereto, except as may be required by law.

9.3 Notices.  Any notices and other communications required or permitted hereunder shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by certified or registered mail (postage prepaid and return receipt requested) or by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by facsimile (with request for immediate confirmation of receipt in a manner customary for communications of such respective type and with physical delivery of the communication being made by one or the other means specified in this Section as promptly as practicable thereafter).  Notices shall be addressed as follows:

If to AEAC:
AudioEye Acquisition Corp. 1327 Ocean Avenue, Suite M Santa Monica, CA 90401 Attention: Nathaniel T. Bradley Facsimile No: (520) 844-2989
With a copy to:
TroyGould PC 1801 Century Park East, Suite 1600 Los Angeles, California 90067 Attention: David L. Ficksman, Esq. Facsimile No: (310) 789-1490
If to CMGO, to:
CMG Holdings, Inc. 5601 Biscayne Boulevard Miami, Florida 33137 Attention: Michael Vandetty, Esq. Facsimile No.: (305) 751-5259

Any Party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section.

9.4 Attorneys’ Fees.  In the event of any action or suit based upon or arising out of any alleged breach by any Party of any representation, warranty, covenant or agreement contained in this Agreement or the Collateral Documents, the prevailing Party shall be entitled to recover reasonable attorneys’ fees and other costs of such action or suit from the other Party.

9.5 Headings.  The Article and Section headings of this Agreement are for convenience only and shall not constitute a part of this Agreement or in any way affect the meaning or interpretation thereof.

9.6 Choice of Law.  This Agreement and the rights of the Parties under it shall be governed by and construed in all respects in accordance with the laws of the State of Delaware without giving effect to any choice of law provision or rule (whether of the State of Delaware or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the State of Delaware).

9.7 Jurisdiction and Service of Process.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement, may be brought against any of the Parties solely and exclusively in the courts of the State of Delaware, and each of the Parties consents to the sole and exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world.

9.8 Rights Cumulative.  All rights and remedies of each of the Parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies shall not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

9.9 Further Actions.  The Parties shall execute and deliver to each other, from time to time at or after Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

9.10 Time of the Essence.  Time is of the essence under this Agreement.  If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act shall be extended to the next succeeding Business Day.

9.11 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.12 Entire Agreement.  This Agreement (including the Exhibits, the AE Disclosure Schedules, the AEAC Disclosure Schedules and any other documents, instruments and certificates referred to herein, which are incorporated in and constitute a part of this Agreement) contains the entire agreement of the Parties.

9.13 Survival of Representations and Covenants.  Notwithstanding any right of a Party to fully investigate the affairs of the other Party and notwithstanding any knowledge of facts determined or determinable by a Party pursuant to such investigation or right of investigation, each Party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other Party contained in this Agreement.  Each representation, warranty, covenant and agreement of a Party contained herein shall survive the execution and delivery of this Agreement and the Closing and shall thereafter terminate and expire on the first anniversary of the Closing Date unless, prior to such date, a Party has delivered to the other Party a written notice of a claim with respect to such representation, warranty, covenant or agreement.

9.14 Expenses.  Each Party shall be responsible for its own costs and expenses incurred in connection with the Transactions, it being understood, however, that AEAC shall be primarily responsible for the cost of preparing and drafting the Collateral Documents and the matters referred to in Sections 5.11, 5.12, 5.13 and 5.14, including, without limitation, procuring the necessary financial statements (including any audit report).

9.15 Participation Rights.  For a period of one year from the Closing Date, provided that CMGO then owns in the aggregate at least 10% of the then issued and outstanding capital stock of AE, in the event that AE initiates any capital raise without the use of a registered broker-dealer, AE shall extend to CMGO the right to participate on a pro rata basis in any such offering, placement or other such transaction in the same manner and minimum or maximum amounts offered to third parties.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

Dated: June 22, 2011	AUDIOEYE ACQUISITION CORP., a Nevada Corporation By: /s/Nathaniel T. Bradley Nathaniel T. Bradley Chief Executive Officer
Dated: June 22, 2011	CMG HOLDINGS GROUP, INC., a Nevada Corporation By: /s/Alan Morell Alan Morell, President By: /s/Jim Ennis Jim Ennis, Vice President

CMGO DISCLOSURE SCHEDULES

3.1	None
3.3(c)	None
3.3(e)	None
3.3(p)	None
3.4	None
3.5	None
3.8	None
3.9(a)	None
3.9 (b)	None
3.9 (c)	None
3.9 (e)	None
3.9 (h)	None
3.9 (k)	None
3.9 (l)	None
3.10(a)	None
3.10(c)	AE believes that the intellectual property of AE may be infringed by manufacturers of certain SmartPhones, eReaders, and Audible Websites
3.11(a)
(i)Letter Agreement dated April 28, 2009 with Ecologic Transportation, Inc.
(ii)Exclusive License Agreement dated June 10, 2010 with Roth Kline, Inc.
(iii)Executive Employment Agreement with Nathan Bradley
(iv)Executive Employment Agreement with Sean Bradley

3.11(b)	None
3.11 (c)	AE requires additional working capital
3.12(a)	None
3.12(_)	None
3.12(i)	None
3.12(j)	None
3.14	None
3.16(a)	None
3.17	None
3.18	None
3.20	None
3.21	None
3.22	None
3.24	None